Exhibit 10.37

March 19, 2008

Raymond Gerber
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[                        ]

Dear Raymond,

It gives me great pleasure to offer you employment with Chordiant Software, Inc. as Vice President of Industry Sales and Support reporting directly to David Cunningham. The terms of your employment are detailed as follows:

Your annual salary will be $220,000.00, which is paid on the fifteenth and last day of each month. You will also participate in Chordiant’s Sales Compensation Program. Under this Plan you will have a targeted annual payout of $350,000.00 at 100% attainment of Plan objectives. Details of this program will be explained to you shortly after joining the Company.

Subject to Board approval, you will be granted an option to purchase 8000 shares of the Company’s common stock.  The option shall have an exercise price equal to the fair market value on the date of grant, and shall be governed in all respects by the terms of the plan documents and the option agreement between you and the company

You will be eligible for Chordiant Software’s Employee Benefits program, which includes among others, participation in our 401(k) and the company Group Medical, Dental, and Disability Insurance Programs.  Chordiant may change compensation and benefits from time to time in its discretion.

You will be expected to sign and comply with a proprietary information and non-disclosure agreement which requires among other provisions, the assignment of patent rights to any invention made during your employment at Chordiant Software and nondisclosure of proprietary information.  You also will be expected to abide by the Company’s standard policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

This offer is contingent upon a successful background check, successful reference checks, and your submission of an I-9 form and satisfactory documentation and identification supporting your right to work in the United States.  These must be provided on your first day of employment.  Please bring these with you on your first day.

Employment with Chordiant Software is considered employment “at will” and may be terminated by you or Chordiant Software at any time with or without cause, and with or without advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company. The Company may change your position, duties, and work location from time to time in its discretion.

As part of your duties for Chordiant, you may be assigned to work onsite with a Chordiant customer.  Some of these customers have additional requirements that they impose upon individuals who work onsite at their business.  If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements.

This letter, together with your proprietary information and non-disclosure agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

This offer is valid through March 25, 2008. Please sign below to indicate your acceptance of this offer and return by fax to Human Resources at 408 517 6176 (fax). Please send one original signed copy in the pre-addressed enclosed envelope. We look forward to your attendance for New Hire Orientation on your start date. Details regarding orientation will be mailed to you prior to your start date.

Sincerely,

/s/Jack Landers

Jack Landers
VP, Human Resources

Accepted: /s/Raymond Gerber                               Date Signed: 03/24/08                                      Start Date:  April 1, 2008